Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated November 5, 2004, with respect to the balance sheet of the Pharmacy and Supplies Division of Matria Healthcare, Inc. as of June 30, 2004, and the related statements of operations, divisional equity and cash flows for the six-months ended June 30, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Atlanta, Georgia
August 2, 2007